Exhibit 99.1


NEWS FROM
[HEALTHSOUTH OBJECT OMITTED]

Media Contact                                             September 27, 2006
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Andy Brimmer, 205-410-2777                                For Immediate Release



            HEALTHSOUTH ENTERS INTO DEFINITIVE SETTLEMENT AGREEMENT
                   IN CLASS ACTION AND DERIVATIVE LITIGATION

BIRMINGHAM, Ala., September 27, 2006 - HealthSouth Corporation (OTC Bulletin
Board: HLSH.OB) announced today that it has entered into definitive agreements with the lead plaintiffs in the federal securities class actions and the derivative actions, as well as certain of its insurance carriers, to settle litigation filed against HealthSouth, certain of its former directors and officers and certain other parties in the United States District Court for the Northern District of Alabama and the Circuit Court in Jefferson County, Alabama relating to financial reporting and related activity that occurred at the company during periods ended in March 2003. These agreements memorialize the preliminary settlement previously announced on February 23, 2006.

Under the settlement agreements, federal securities and fraud claims brought in the class action against HealthSouth and certain of its former directors and officers will be settled for consideration consisting of HealthSouth common stock and warrants valued at $215 million and cash payments by HealthSouth's insurance carriers of $230 million, or aggregate consideration of $445 million. In addition, the federal securities class action plaintiffs will receive 25% of any net recoveries from future judgments obtained by or on behalf of HealthSouth with respect to certain claims against Richard Scrushy, the company's former chief executive officer, Ernst & Young, the company's former auditors, and UBS, the company's former primary investment bank, each of which remains a defendant in the derivative actions as well as the federal securities class actions. The settlement is subject to the satisfaction of a number of conditions, including final approval of the U.S. District Court. The settlement agreement is also conditioned upon the approval of bar orders in the federal securities and derivative litigations by the U.S. District Court and the Circuit Court that would, among other things, preclude certain claims by the non-settling co-defendants against HealthSouth and the insurance carriers relating to matters covered by the settlement agreements. The settlement agreement also requires HealthSouth to indemnify the settling insurance carriers for any amounts that they are legally obligated to pay to any nonsettling defendants.

"This settlement represents another significant milestone in HealthSouth's recovery and is a powerful symbol of the progress we have made as a company," said HealthSouth President and CEO Jay Grinney. "I would like to thank the many people who have worked tirelessly over the last three years to settle this litigation and help us continue to put the past behind us."

The settlement does not contain any admission of wrongdoing by HealthSouth or any other settling defendant. Securities to be issued by HealthSouth in connection with the settlement will consist of an aggregate of 25,118,656 shares of its common stock and eleven-year warrants to purchase an aggregate of 40,756,326 additional shares of HealthSouth common stock at an exercise price of $8.28 per share, in each case, as the same will be adjusted by the proposed 1-for-5 reverse stock split of HealthSouth's common stock, which, subject to stockholder approval, is expected to become effective before the end of October.

The settlement does not include Ernst & Young, UBS, Mr. Scrushy or any former HealthSouth officer who entered a guilty plea or was convicted of a crime in connection with the company's former financial reporting activities.

About HealthSouth
HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth's prior reporting and financial practices; significant changes in HealthSouth's management team; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth's ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2005; Form 10-Qs for the quarters ended March 31, 2006 and June 30, 2006.

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